UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2021

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5707 Southwest Parkway, Building 1, Suite 275 Austin, Texas	78735
(Address of principal executive offices)	(Zip Code)

(737) 281-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	DLR	New York Stock Exchange
Series J Cumulative Redeemable Preferred Stock	DLR Pr J	New York Stock Exchange
Series K Cumulative Redeemable Preferred Stock	DLR Pr K	New York Stock Exchange
Series L Cumulative Redeemable Preferred Stock	DLR Pr L	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Digital Realty Trust, Inc.:	Emerging growth company	☐
Digital Realty Trust, L.P.:	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital Realty Trust, Inc.: ☐	Digital Realty Trust, L.P.: ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Digital Realty Trust, Inc. (the “company”) approved the entry into an executive severance agreement (the “Severance Agreement”) with Christopher Sharp, our Chief Technology Officer. The company and DLR LLC (together with the company, the “employer”) entered into the Severance Agreement with Mr. Sharp on May 20, 2021 following the approval by the Committee.

The Severance Agreement has a term commencing on May 20, 2021 and ending on January 31, 2022. In the event that a “change in control” (as defined in the Severance Agreement) occurs during the term of the Severance Agreement, the term will automatically be extended to the second anniversary of the date of such change in control.

The Severance Agreement provides that if Mr. Sharp’s employment is terminated by us without “cause” or by Mr. Sharp for “good reason” or in the event of his death or “disability” (each as defined in the Severance Agreement), then, subject to the terms and conditions of the Severance Agreement, Mr. Sharp will become eligible for:

●	a lump-sum severance payment (payable within 60 days after the date of such termination) in an amount equal to the sum of: (i) one times (1x) (the “Severance Multiple”) the sum of (a) his annual base salary as in effect on the termination date, plus (b) his target annual bonus for the fiscal year in which the termination date occurs, (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs, and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus if bonuses have not yet been determined (in any case, the “prior year bonus”); and
●	employer-paid continued health insurance coverage for a period ending on the earlier of the twelve-month anniversary of such termination and the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as employer-paid outplacement services for twelve months following his termination.

In the event of a termination of Mr. Sharp’s employment by us without “cause” or by Mr. Sharp for “good reason” within the time period beginning sixty days prior to a “change in control” and ending on the second anniversary of such change in control, Mr. Sharp will be entitled to receive the severance payments and benefits described above, except that the Severance Multiple will be two times (2x), rather than one times (1x).

In addition, subject to the terms and conditions of the Severance Agreement, in the event of Mr. Sharp’s “retirement” (as defined in the Severance Agreement), the employer will offer to enter into a consulting agreement with Mr. Sharp, pursuant to which he will continue to provide support and services to the employer on the terms and conditions set forth therein.

Under the Severance Agreement, the severance payments and benefits payable upon certain qualifying terminations of employment, as described above, are subject to Mr. Sharp’s timely execution and non-revocation of an effective general release of claims, and his continued compliance with any restrictive covenants applicable to him.

The foregoing description of the Severance Agreement is qualified in its entirety by the full text of the Severance Agreement, the form of which was filed as Exhibit 10.56 to the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, filed with the Commission on March 2, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.
	By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Executive Vice President, General Counsel and Secretary
P.
Digital Realty Trust, L.P.
	By:	Digital Realty Trust, Inc.
Its general partner

	By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Executive Vice President, General Counsel and Secretary

Date: May 24, 2021